Exhibit 99.1

Farmland Partners Inc. Announces Agreements for

Acquisition of $46 Million of Farms

Denver, CO—November 17, 2014 /PRNewswire/—Farmland Partners Inc. (NYSEMKT:FPI) (the “Company”) today announced that it has entered into a purchase agreement to acquire seven row crop farms in South Carolina totaling approximately 6,819 acres for $28 million. The Company intends to sign multi-year leases with the seller and other third party tenants. The acquisition, which is subject to customary closing conditions, is expected to close no later than December 22, 2014. The Company intends to obtain mortgage financing on the farms at closing in an amount representing approximately 60% of the purchase price.

The Company also announced eight other separate purchase agreements with seven separate sellers to acquire eight farms in Colorado, Arkansas and Nebraska totaling approximately 3,588 acres for aggregate consideration of approximately $18 million in cash. The acquisitions are expected to close in 2014, and are subject to customary closing conditions.

“The South Carolina purchase is our largest acquisition since the IPO, and marks the expansion of our portfolio into the southeastern U.S.,” said Paul Pittman, CEO of Farmland Partners Inc. “The region is characterized by a strong, favorable grain pricing environment for our tenants due to the significant local feed demand from poultry and hog operations.”

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality primary row crop farmland located in agricultural markets throughout North America. The Company’s portfolio is comprised of 47 farms with an aggregate of approximately 29,000 acres in Illinois, Nebraska, Colorado, Arkansas and Louisiana. Including twenty-eight farms under contract in South Carolina, Arkansas, Nebraska, Colorado and Mississippi, the Company’s portfolio consists of approximately 48,600 acres. The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2014.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the pending acquisitions, expected lease terms and mortgage indebtedness. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company faces many risks that could cause its actual performance to differ materially from the results contemplated by its forward-looking statements, including, without limitation, the risks related to leasing farmland to third-party tenants, including delays in executing new leases and failure to negotiate leases on terms that will enable the Company to achieve its expected returns. These forward-looking statements are based upon the Company’s present expectations, but the events, expectations, intentions or prospects suggested by or reflected in these statements are not guaranteed to occur or be achieved, and you should not place undue reliance on such statements.  Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as may be required by law. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Company’s final prospectus, dated July 24, 2014, related to its recent public offering.

CONTACT: Luca Fabbri, Chief Financial Officer, (720) 452-3100

SOURCE: Farmland Partners Inc.